Exhibit 99




Contacts: Terrence (Terry) T. Sullivan           Dennis M. Beste
          President and CEO                      Vice President-Finance and CFO
          e-mail: terrence.sullivan@teldta.com   e-mail: dennis.beste@teldta.com
          (612) 623-3100


FOR RELEASE:  IMMEDIATE


                    AMERICAN PAGING ANNOUNCES OFFER FROM TDS
                         TO ENTER INTO MERGER AGREEMENT

December 23, 1997, Minneapolis, Minnesota - American Paging, Inc. [AMEX:APP], announced that it has received an offer from its parent company, Telephone and Data Systems, Inc. [AMEX:TDS], to negotiate and enter into a merger agreement pursuant to which a wholly owned subsidiary of TDS would acquire all of the issued and outstanding stock of APP not owned by TDS for cash in an amount equal to $2.25 per APP share.

The offer by TDS is being made in connection with a definitive asset contribution agreement which TDS has entered into with TSR Paging, Inc. ("TSR"). In accordance with the terms of such asset contribution agreement, upon consummation of the proposed merger, TDS and TSR would combine their respective paging businesses. TDS would contribute substantially all of the assets and certain, limited liabilities of APP, and TSR would contribute all of its assets and liabilities, to a limited liability company called TSR Wireless, LLC. The new company would not assume approximately $170 million of debt owed by APP to TDS. The asset contribution agreement provides that, subject to adjustment, TDS would have a 30% interest and TSR would have a 70% interest in the new company. In addition, concurrently with the execution and delivery of the asset contribution agreement, TDS and TSR Wireless executed an option agreement pursuant to which TDS granted TSR Wireless an option to acquire certain intercompany liabilities owed by APP to TDS under certain circumstances.

TDS currently owns 12.5 million Series A Common Shares and 4.0 million Common Shares of APP, representing approximately 82% of the issued and outstanding shares of APP. The Board of Directors of APP is expected to refer the offer to a special committee of independent directors for review and recommendation.

APP, in business since 1980, is ranked twelfth in the paging industry in terms of customer units in service. APP has more than 600 employees and operates in 21 states with approximately 800,000 customer units and more than 1,000 transmitters. APP Internet home page: http://americanpaging.com